Exhibit 99.1

April 29, 2026
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  Jack Bonnikson (205) 298-3220

VULCAN REPORTS FIRST QUARTER 2026 RESULTS

Solid First Quarter Execution Drives Earnings Growth and Margin Expansion

Company Reaffirms Full Year Earnings Outlook

Birmingham, Alabama – April 29, 2026 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended March 31, 2026.

Financial Highlights Include:

	First Quarter		Trailing-Twelve Months
Amounts in millions, except per unit data	2026	2025	2026	2025
Total revenues	$1,756	$1,635	$8,062	$7,507
Gross profit	$423	$365	$2,232	$2,060
Selling, Administrative and General (SAG)	$136	$138	$562	$540
As % of Total revenues	7.7%	8.5%	7.0%	7.2%
Net earnings attributable to Vulcan	$165	$129	$1,113	$938
Adjusted EBITDA	$447	$411	$2,360	$2,145
Adjusted EBITDA Margin	25.5%	25.1%	29.3%	28.6%
Earnings attributable to Vulcan from continuing operations per diluted share	$1.27	$0.98	$8.45	$7.11
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$1.35	$1.00	$8.34	$7.73
Aggregates segment
Shipments (tons)	50.0	47.8	229.0	219.5
Freight-adjusted sales price per ton	$22.80	$22.03	$22.15	$21.39
Gross profit per ton	$8.01	$7.48	$8.77	$8.52
Cash gross profit per ton	$10.93	$10.63	$11.38	$10.99

Ronnie Pruitt, Vulcan Materials’ Chief Executive Officer, said, “The combination of our advantaged aggregates-led business and consistent focus on our strategic disciplines resulted in Adjusted EBITDA growth of 9 percent and margin expansion in the first quarter.  Our strategy and execution, enhanced by innovation and technology, position us well to deliver strong earnings growth and cash generation.  With this focus, and the financial strength and flexibility to grow, we will continue to drive sustainable value creation and win the future in aggregates.”

April 29, 2026
FOR IMMEDIATE RELEASE
Segment Results

Aggregates
Segment gross profit increased 12 percent to $400 million ($8.01 per ton), and gross profit margin expanded 90 basis points to 27.6 percent.  Widespread pricing growth and effective cost control from operational execution drove cash gross profit per ton to $10.93.

As compared to the prior year, first quarter aggregates shipments increased 5 percent, supported by large projects and continued growth in public construction activity, as well as more typical weather in some markets.  Shipments in the prior year’s first quarter were impacted by severe winter weather conditions.

Price increases effective at the beginning of the year resulted in widespread pricing growth across the Company’s footprint.  Freight-adjusted selling prices increased 4 percent on a mix-adjusted basis (3.5 percent, or $0.77 per ton, on a reported basis) as compared to the prior year’s first quarter.  Consistent with expectations, freight-adjusted unit cash cost of sales increased 4 percent, or $0.47 per ton, over the prior year.

Asphalt and Concrete
Non-aggregates segment gross profit in the first quarter was $22 million, and cash gross profit was $38 million.  Asphalt gross profit margin improved sharply compared to the prior year’s first quarter.  Shipments increased 2 percent, and price improved 3 percent.  First quarter results in the prior year included the Company’s Houston asphalt and construction business that was divested in the fourth quarter of 2025.  Gross profit margin in the Concrete segment expanded to 5 percent.  First quarter results included the Company’s California ready-mixed concrete business.  The disposition of these assets is expected to close in the second quarter, subject to final regulatory approvals and other customary closing conditions.

Selling, Administrative and General (SAG)

SAG expense in the quarter was $136 million, 2 percent lower than the prior year and 80 basis points lower as a percentage of revenue.  On a trailing-twelve months basis, SAG expense as a percent of total revenues was 7.0 percent and 20 basis points lower than the prior year.

Financial Position, Liquidity and Capital Allocation

The Company remains well positioned for continued growth with a strong liquidity position and balance sheet profile.  As of March 31, 2026, the ratio of total debt to trailing-twelve months Adjusted EBITDA was 1.9 times and below the Company’s target range of 2.0 to 2.5 times.  On a trailing-twelve months basis, return on average invested capital was 16.0 percent.

Capital expenditures for maintenance and growth projects were $90 million in the first quarter, and the Company returned $217 million to shareholders through $149 million of common stock repurchases and $68 million of dividends.

April 29, 2026
FOR IMMEDIATE RELEASE
Outlook

Regarding the Company’s outlook, Mr. Pruitt said, “We reiterate our full-year outlook to deliver between $2.4 and $2.6 billion of Adjusted EBITDA.  Our execution in the first quarter, in addition to a healthy backlog supported by large projects and public construction activity, gives us good momentum heading into the rest of the year.  We continue to monitor the potential impacts from geopolitical uncertainty but, as always, will remain focused on what we can control to drive durable growth.”

Conference Call

Vulcan will host a conference call at 9:00 a.m. CT on April 29, 2026.  A webcast will be available via the Company’s website at www.vulcanmaterials.com.  Investors and other interested parties may access the teleconference live by calling 800-445-7795, or 785-424-1699 if outside the U.S.  The conference ID is 5306428.  The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete.  For additional information about Vulcan, go to www.vulcanmaterials.com.

Non-GAAP Financial Measures

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected Adjusted EBITDA as included in Appendix 2 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements.  Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

April 29, 2026
FOR IMMEDIATE RELEASE
Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements.  The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; domestic and global political, economic or diplomatic developments, including the military conflict in the Middle East involving the United States, Israel and Iran; a pandemic, epidemic or other public health emergency; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to identify, close and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations relating to sustainability considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC.  All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A
Vulcan Materials Company
and Subsidiary Companies

	(in millions, except per share data)
	Three Months Ended
Consolidated Statements of Earnings		March 31
(Condensed and unaudited)	2026	2025
Total revenues	$1,755.9	$1,634.6
Cost of revenues	(1,333.2)	(1,269.3)
Gross profit	422.7	365.3
Selling, administrative and general expenses	(135.7)	(138.3)
Gain (loss) on sale of property, plant & equipment and businesses	(0.3)	7.4
Other operating expense, net	(21.3)	(8.0)
Operating earnings	265.4	226.4
Other nonoperating income (expense), net	1.4	(2.6)
Interest expense, net	(53.9)	(59.7)
Earnings from continuing operations before income taxes	212.9	164.1
Income tax expense	(45.9)	(33.8)
Earnings from continuing operations	167.0	130.3
Loss on discontinued operations, net of tax	(1.0)	(0.9)
Net earnings	166.0	129.4
Earnings attributable to noncontrolling interest	(0.5)	(0.5)
Net earnings attributable to Vulcan	$165.5	$128.9

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$1.27	$0.98
Discontinued operations	$0.00	$(0.01)
Net earnings	$1.27	$0.97

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$1.27	$0.98
Discontinued operations	$(0.01)	$(0.01)
Net earnings	$1.26	$0.97

Weighted-average common shares outstanding
Basic	130.7	132.4
Assuming dilution	131.2	133.0
Effective tax rate from continuing operations	21.6%	20.6%

Table B

Vulcan Materials Company
and Subsidiary Companies

			(in millions)
Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2026	2025	2025
Assets
Cash and cash equivalents	$140.2	$183.3	$181.3
Restricted cash	3.5	6.1	11.6
Accounts and notes receivable
Accounts and notes receivable, gross	975.7	898.2	941.9
Allowance for credit losses	(10.1)	(10.5)	(13.0)
Accounts and notes receivable, net	965.6	887.7	928.9
Inventories
Finished products	564.1	557.7	570.3
Raw materials	41.0	36.7	65.7
Products in process	6.7	5.4	10.3
Operating supplies and other	84.0	80.7	74.7
Inventories	695.8	680.5	721.0
Other current assets	79.1	101.8	83.1
Assets held for sale	698.2	708.5	0.0
Total current assets	2,582.4	2,567.9	1,925.9
Investments and long-term receivables	33.7	33.7	31.3
Property, plant & equipment
Property, plant & equipment, cost	14,583.7	14,504.7	14,534.2
Allowances for depreciation, depletion & amortization	(6,483.4)	(6,356.1)	(6,152.9)
Property, plant & equipment, net	8,100.3	8,148.6	8,381.3
Operating lease right-of-use assets, net	525.9	521.5	566.0
Goodwill	3,780.9	3,780.9	3,815.0
Other intangible assets, net	1,478.8	1,489.0	1,846.3
Other noncurrent assets	170.9	158.8	146.3
Total assets	$16,672.9	$16,700.4	$16,712.1
Liabilities
Current maturities of long-term debt	0.0	0.4	0.5
Short-term debt	197.0	0.0	0.0
Trade payables and accruals	398.8	438.5	354.7
Other current liabilities	374.0	487.9	441.7
Liabilities held for sale	27.5	29.3	0.0
Total current liabilities	997.3	956.1	796.9
Long-term debt	4,363.0	4,361.7	4,907.9
Deferred income taxes, net	1,362.1	1,358.3	1,331.4
Deferred revenue	129.0	130.6	136.2
Noncurrent operating lease liabilities	525.8	522.6	556.1
Other noncurrent liabilities	820.0	822.2	825.1
Total liabilities	$8,197.2	$8,151.5	$8,553.6
Equity
Common stock, $1 par value	130.3	130.6	132.1
Capital in excess of par value	2,907.5	2,930.0	2,889.2
Retained earnings	5,537.7	5,590.1	5,238.8
Accumulated other comprehensive loss	(124.2)	(125.6)	(126.0)
Total shareholder's equity	8,451.3	8,525.1	8,134.1
Noncontrolling interest	24.4	23.8	24.4
Total equity	$8,475.7	$8,548.9	$8,158.5
Total liabilities and equity	$16,672.9	$16,700.4	$16,712.1

Table C

Vulcan Materials Company
and Subsidiary Companies

		(in millions)
	Three Months Ended
Consolidated Statements of Cash Flows		March 31
(Condensed and unaudited)	2026	2025

Operating Activities
Net earnings	$166.0	$129.4
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	170.3	186.4
Noncash operating lease expense	13.5	13.5
Net (gain) loss on sale of property, plant & equipment and businesses	0.3	(7.4)
Contributions to pension plans	(0.8)	(1.2)
Share-based compensation expense	15.5	13.9
Deferred income taxes, net	3.3	(1.8)
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(130.5)	(85.2)
Other, net	3.5	3.9
Net cash provided by operating activities	$241.1	$251.5

Investing Activities
Purchases of property, plant & equipment	(176.5)	(168.0)
Proceeds from sale of property, plant & equipment	1.6	17.7
Proceeds from sale of businesses	0.0	19.0
Payment for businesses acquired, net of acquired cash and adjustments	0.0	4.7
Other, net	0.0	0.1
Net cash used for investing activities	$(174.9)	$(126.5)

Financing Activities
Proceeds from short-term debt	197.0	0.0
Payment of short-term debt and other financing obligations	(50.0)	0.0
Payment of current maturities and long-term debt	(0.4)	(400.4)
Payment of finance leases	(3.3)	(2.9)
Purchases of common stock	(149.5)	(38.1)
Dividends paid	(67.9)	(66.0)
Share-based compensation, shares withheld for taxes	(37.8)	(25.4)
Other, net	0.0	(0.1)
Net cash used for financing activities	$(111.9)	$(532.9)
Net decrease in cash and cash equivalents and restricted cash	(45.7)	(407.9)
Cash and cash equivalents and restricted cash at beginning of year	189.4	600.8
Cash and cash equivalents and restricted cash at end of period	$143.7	$192.9

Table D

Segment Financial Data and Unit Shipments

(in millions, except per unit data)
	Three Months Ended
		March 31
	2026	2025

Total Revenues
Aggregates [1]	$1,450.5	$1,335.9
Asphalt [2]	215.8	208.7
Concrete	187.5	177.0
Segment sales	$1,853.8	$1,721.6
Aggregates intersegment sales	(97.9)	(87.0)
Total	$1,755.9	$1,634.6

Gross Profit
Aggregates	$400.3	$357.3
Asphalt	12.2	4.8
Concrete	10.2	3.2
Total	$422.7	$365.3

Depreciation, Depletion, Accretion and Amortization
Aggregates	$145.9	$150.4
Asphalt	11.2	12.0
Concrete	4.0	15.4
Other	9.2	8.6
Total	$170.3	$186.4

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$1,139.0	$1,052.0
Aggregates - tons	50.0	47.8
Freight-adjusted sales price [4]	$22.80	$22.03
Other Products
Asphalt Mix - tons	2.3	2.2
Asphalt Mix - sales price [5]	$83.71	$81.32

Ready-mixed concrete - cubic yards	1.0	0.9
Ready-mixed concrete - sales price [5]	$190.45	$189.38

1 Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
2 Includes product sales, as well as service revenues from our asphalt construction paving business.
3 Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.
4 Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.
5 Sales price is calculated by dividing revenues generated from the shipment of product (excluding service revenues generated by the segments) by total units of the product shipped.

Appendix 1

Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(in millions, except per unit data)
	Three Months Ended		Trailing-Twelve Months Ended
	March 31			March 31
	2026	2025	2026	2025
Aggregates segment
Segment sales	$1,450.5	$1,335.9	$6,411.7	$5,994.1
Freight & delivery revenues [1]	(288.2)	(264.3)	(1,239.0)	(1,207.0)
Other revenues	(23.3)	(19.6)	(100.3)	(90.3)
Freight-adjusted revenues	$1,139.0	$1,052.0	$5,072.4	$4,696.8
Unit shipments - tons	50.0	47.8	229.0	219.5
Freight-adjusted sales price	$22.80	$22.03	$22.15	$21.39

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "cash gross profit," and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization to gross profit. Segment cash gross profit per unit is computed by dividing segment cash gross profit by units shipped. Segment cash cost of sales per unit is computed by subtracting segment cash gross profit per unit from segment freight-adjusted sales price. Reconciliation of these metrics to their nearest GAAP measures are presented below:

Cash Gross Profit

(in millions, except per unit data)
	Three Months Ended		Trailing-Twelve Months Ended
		March 31		March 31
	2026	2025	2026	2025
Aggregates segment
Gross profit	$400.3	$357.3	$2,007.8	$1,870.8
Depreciation, depletion, accretion and amortization	145.9	150.4	599.0	542.6
Cash gross profit	$546.2	$507.7	$2,606.8	$2,413.4
Unit shipments - tons	50.0	47.8	229.0	219.5
Gross profit per ton	$8.01	$7.48	$8.77	$8.52
Freight-adjusted sales price	$22.80	$22.03	$22.15	$21.39
Cash gross profit per ton	10.93	10.63	11.38	10.99
Freight-adjusted cash cost of sales per ton	$11.87	$11.40	$10.77	$10.40
Asphalt segment
Gross profit	$12.2	$4.8	$181.4	$170.1
Depreciation, depletion, accretion and amortization	11.2	12.0	48.9	47.4
Cash gross profit	$23.4	$16.8	$230.3	$217.5
Concrete segment
Gross profit	$10.2	$3.2	$42.8	$19.1
Depreciation, depletion, accretion and amortization	4.0	15.4	50.7	48.6
Cash gross profit	$14.2	$18.6	$93.5	$67.7

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

(in millions)
	Three Months Ended		Trailing-Twelve Months Ended
	March 31		March 31
	2026	2025	2026	2025
Net earnings attributable to Vulcan	$165.5	$128.9	$1,113.2	$938.2
Income tax expense, including discontinued operations	45.5	33.4	317.9	253.8
Interest expense, net	53.9	59.7	220.5	190.9
Depreciation, depletion, accretion and amortization	170.3	186.4	732.4	667.7
EBITDA	$435.1	$408.4	$2,384.1	$2,050.6
Loss on discontinued operations	$1.4	$1.3	$6.2	$9.2
Gain on sale of real estate and businesses, net	0.0	0.0	(42.4)	(36.7)
Loss on impairments	0.0	0.0	0.0	86.6
Charges associated with divested operations	2.0	0.0	2.6	17.7
Acquisition related charges [1]	0.0	1.2	0.8	17.4
CEO transition and reorganization charges[2]	8.6	0.0	8.6	0.0
Adjusted EBITDA	$447.1	$410.9	$2,359.8	$2,144.7
Total revenues	$1,755.9	$1,634.6	$8,062.3	$7,506.6
Adjusted EBITDA margin	25.5%	25.1%	29.3%	28.6%

1 Represents charges associated with acquisitions requiring clearance under federal antitrust laws.
2 Represents employee termination and other discrete charges directly related to organizational changes resulting from the appointment of Ronnie Pruitt as CEO, effective January 1, 2026.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted Earnings Per Share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS Attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Trailing-Twelve Months Ended
	March 31			March 31
	2026	2025	2026	2025
Net earnings attributable to Vulcan	$1.26	$0.97	$8.42	$7.06
Items included in Adjusted EBITDA above, net of tax	0.07	0.02	(0.16)	0.67
NOL carryforward valuation allowance	0.02	0.01	0.08	0.00
Adjusted diluted EPS attributable to Vulcan from continuing operations	$1.35	$1.00	$8.34	$7.73

Projected Adjusted EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2026 Projected Adjusted EBITDA
(in millions)
Mid-point
Net earnings attributable to Vulcan	$1,210
Income tax expense, including discontinued operations	350
Interest expense, net	225
Depreciation, depletion, accretion and amortization	700
Projected EBITDA	$2,485
Items included in Adjusted EBITDA	$15
Projected Adjusted EBITDA	$2,500

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected Adjusted EBITDA as noted above. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA
			(in millions)
			March 31
	2026		2025
Debt
Current maturities of long-term debt	$0.0		$0.5
Short-term debt	197.0		0.0
Long-term debt	4,363.0		4,907.9
Total debt	$4,560.0		$4,908.4
Cash and cash equivalents and restricted cash	(143.7)		(192.9)
Net debt	$4,416.3		$4,715.5
Trailing-Twelve Months (TTM) Adjusted EBITDA	$2,359.8		$2,144.7
Total debt to TTM Adjusted EBITDA	1.9	x	2.3	x
Net debt to TTM Adjusted EBITDA	1.9	x	2.2	x

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital

		(dollars in millions)
	Trailing-Twelve Months Ended
		March 31
	2026	2025
Adjusted EBITDA	$2,359.8	$2,144.7
Average invested capital
Property, plant & equipment, net	$8,386.8	$7,175.1
Goodwill	3,809.6	3,624.3
Other intangible assets	1,655.4	1,549.0
Fixed and intangible assets	$13,851.8	$12,348.4
Current assets	$2,021.7	$2,057.7
Cash and cash equivalents	(214.4)	(328.0)
Current tax	(25.4)	(38.2)
Adjusted current assets	1,781.9	1,691.6
Current liabilities	(1,006.1)	(860.6)
Current maturities of long-term debt	0.4	80.5
Short-term debt	149.4	19.0
Adjusted current liabilities	(856.3)	(761.1)
Adjusted net working capital	$925.5	$930.5
Average invested capital	$14,777.3	$13,278.9
Return on invested capital	16.0%	16.2%